Exhibit 10.1

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is dated as of June 30, 2015, by and between 3G Global Food Holdings LP, a Cayman Islands exempted limited partnership (“3G”), Berkshire Hathaway Inc., a Delaware corporation (“Berkshire Hathaway” and, together with 3G, the “Subscribers”), and H.J. Heinz Holding Corporation, a Delaware corporation (the “Company”). Unless otherwise indicated herein, capitalized terms used in this Agreement have the meanings set forth in Section 1 of this Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

Section 1. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“3G Equity Commitment Letter” means that certain equity commitment letter of 3G, dated March 24, 2015, delivered to the Company in connection with the transactions contemplated by the Merger Agreement.

“Berkshire Equity Commitment Letter” means that certain equity commitment letter of Berkshire, dated March 24, 2015, delivered to the Company in connection with the transactions contemplated by the Merger Agreement.

“Closing” shall have the meaning set forth in the Agreement and Plan of Merger dated as of March 24, 2015, by and among the Company, Kite Merger Sub Corp., a Virginia corporation and wholly owned subsidiary of the Company, Kite Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Kraft Foods Group, Inc., a Virginia corporation (the “Merger Agreement”).

“Company Common Stock” means the common stock of the Company, with a par value of one cent ($0.01) per share.

“Company Preferred Stock” means the 9.00% Cumulative Compounding Preferred Stock, Series A, of the Company.

“Equity Commitment Letter” means the 3G Equity Commitment Letter or the Berkshire Equity Commitment Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

Section 2. Sale and Purchase. Prior to the Closing and subject to the terms and conditions hereof, and, with respect to each Subscriber, subject to the conditions set forth in Section 2 of such Subscriber’s Equity Commitment Letter:

2A. Berkshire Hathaway agrees to purchase from the Company, and the Company agrees to sell to Berkshire Hathaway the number of shares of Company Common Stock set forth in the Berkshire Equity Commitment Letter, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever, for a purchase price equal to the amount set forth in the Berkshire Equity Commitment Letter (the “Berkshire Shares”); and

2B. 3G agrees to purchase from the Company, and the Company agrees to sell to 3G the number of shares of Company Common Stock set forth in the 3G Equity Commitment Letter, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever, for a purchase price equal to the amount set forth in the 3G Equity Commitment Letter (the “3G Shares” and, together with the Berkshire Shares, the “Shares”).

Section 3. Representations and Warranties of the Subscribers. Each Subscriber hereby represents and warrants to the Company (severally and not jointly) that:

3A. Enforceability. This Agreement constitutes a valid and binding obligation of such Subscriber enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

3B. No Other Representations. Except as set forth in Section 4, such Subscriber hereby acknowledges and agrees that the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company, any of its subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose.

Section 4. Representations and Warranties of the Company. The Company represents and warrants to each Subscriber that:

4A. Organization and Power. The Company is validly organized, existing and in good standing under the laws of Delaware, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under or with respect to this Agreement, and to issue the Shares to the Subscribers in accordance with the terms hereof.

4B. Authority. This Agreement has been duly executed and delivered by the Company, the Shares have been duly and validly authorized and, when issued in accordance with this Agreement, the Shares will be duly and validly issued to the Subscribers, fully paid and non-assessable.

4C. Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or equity)).

4D. Certificate of Incorporation; Capitalization. The Company has duly adopted and filed with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B (the “Certificate of Incorporation”). The authorized capital stock of the Company consists solely of 4,000,000,000 shares of Common Stock and 80,000 shares of Company Preferred Stock. As of the date hereof, and prior to giving effect to the transactions contemplated by this Agreement, 897,157,601 shares of Company Common Stock, 80,000 shares of Company Preferred Stock, 122,000 Restricted Stock Units and no other securities of the Company are issued and outstanding. Other than this Agreement, the Shareholders’ Agreement, dated as of June 7, 2013, by and among the Company, 3G Special Situations Fund III, L.P., a Cayman Islands exempted limited partnership, and Berkshire Hathaway, and the Merger Agreement, the Company is not a party to any agreement, either oral or written, pursuant to which it is obligated to issue any shares of Company Common Stock or Company Preferred Stock or other equity securities.

Section 5. Miscellaneous.

5A. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5B. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

5C. Amendments. This Agreement may be amended only upon the written consent of all of the parties hereto.

5D. Counterparts; Facsimile. This Agreement may be executed simultaneously in two or more counterparts (each of which may be transmitted via facsimile), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

5E. Descriptive Headings; Interpretation. Section headings used in this Agreement are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, such agreement. The use of the word “including” or any variation or derivative thereof in this Agreement is by way of example rather than by limitation.

5F. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

5G. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

5H. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

5I. Remedies. The parties to this Agreement shall be entitled to enforce their rights under this Agreement by specific performance, injunctive relief and other equitable remedies (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties agree and acknowledge that the Company and the Shares are unique, (ii) a breach of this Agreement would cause substantial and irreparable harm to the Company and the non-breaching parties, (iii) money damages would not be an adequate remedy for any such breach and (iv) in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance, other injunctive relief and other equitable remedies from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. Without limiting the foregoing, if any dispute arises concerning the transfer of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued (without posting a bond or other security) in connection therewith (including, without limitation, restraining the transfer of such Shares or rescinding any such transfer). Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise. Notwithstanding the foregoing or anything to the contrary set forth herein, each Subscriber agrees that they shall take any and all actions necessary or appropriate, including granting any consent or approval, to carry out the provisions of this Agreement.

5J. Entire Agreement. This Agreement and the other documents referred to herein contain the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first written above.

H.J. HEINZ HOLDING CORPORATION

By:	/s/ Paulo Basilio
Name:	Paulo Basilio
Title:	Chief Financial Officer

[Signature Page to Subscription Agreement]

3G GLOBAL FOOD HOLDINGS LP

By:	/s/ Bernardo Piquet
Name:	Bernardo Piquet
Title:	Director

[Signature Page to Subscription Agreement]

BERKSHIRE HATHAWAY INC.

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	Senior Vice President

[Signature Page to Subscription Agreement]